UNITED STATES
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CSP INC.
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On February 7, 2013 CSP, Inc. issued the following press release

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.0150

CSP Inc. Responds to Criticisms from Samuel Kidston of North & Webster Opportunities Fund in Letter to Shareholders
Outlines Kidston’s Track Record as Chairman of Three Companies
Reviews Success of New CSP CEO Victor Dellovo at Service and Systems Integration Business Segment, CSP’s Primary Growth Vehicle
Requests Shareholders Vote for Company Directors

BILLERICA, MA, February 07, 2013 – CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, has sent a letter to shareholders responding to criticisms from Sam Kidston and reviewing the success of new CSP CEO Victor Dellovo at the Company’s Service and Systems Integration business.

Dear Fellow CSP Stockholder:

We feel obliged to provide you with supplemental information, in response to a letter from Samuel Kidston, of North & Webster Opportunities Fund, which contained criticisms of business acquisitions CSP made years ago, as far back as the year 2000.

Please first be aware that the current proxy contest against your Company is being led by Mr. Kidston, who previously threatened proxy fights against at least two small public companies, and now acts as Chairman of the Board at three such companies. Here are some salient facts about Mr. Kidston’s history with these companies (all of the information cited below is from publicly available SEC filings or in press releases of the companies involved):

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Mr. Kidston’s most recent threatened proxy fight led to a settlement agreement dated as of June 30, 2010, under which he was appointed, in January of 2011, to the Board of Ezenia! Inc., a communications software development company. Mr. Kidston became Chairman of the Board of Ezenia! on June 9, 2011. On September 29, 2011, Ezenia! filed to deregister its common stock with the SEC. On September 30, 2011, Ezenia! filed for Chapter 11 bankruptcy.

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In April of 2009, Mr. Kidston was appointed to the Board of Sport-Haley Holdings, Inc., a golf apparel distributor. On June 8, 2009, this company voluntarily delisted from NASDAQ and filed to deregister its common stock with the SEC. Sport-Haley’s stock now trades on the “pink sheets.” Mr. Kidston has been serving as Chairman of the Board since January of 2010 and Interim CEO of Sport-Haley since October of 2011.

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In December of 2008, Mr. Kidston and J.K. Hage III were appointed to the Board of SED International Holdings, Inc., a supply chain management services company. At that same time, as part of a settlement agreement dated December 18, 2008 intended to avoid a proxy contest, Mr. Kidston and certain related persons and entities received a $112,500 payment from SED as reimbursement for expenses. As a director, Mr. Kidston received compensation worth $160,000 during SED’s Fiscal 2012 year. Last August, Mr. Kidston was appointed Executive Chairman of SED, under new compensation arrangements that have yet to be publicly disclosed.

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An SED shareholder group, Gad Partners Funds LP and Paragon Technologies, recently issued a letter which is critical of Samuel Kidston’s compensation during his four years as an SED director. Among other things, the Gad group contends that the SED Board’s compensation has been excessive, during a time when the stock price performance of SED shares has been dismal in the group’s view. The principal of the Gad group has no business or financial affiliations of any kind with CSP, and contacted CSP on his own initiative.

Your Company’s new management is committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders. We believe there is good reason to be optimistic about CSP’s future growth prospects:

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CSP’s new President and Chief Executive Officer, Victor Dellovo, who was just promoted this past August, has overseen the growth of your Company’s Service and Systems Integration business segment (SSI).

•	SSI has been your Company’s primary growth business since its acquisition in 2003.

•	For Fiscal 2012, SSI’s gross operating profit was more than 800% higher than it was in the first year after its acquisition.

•	For Fiscal 2012, SSI’s revenues were $73.7 million, with a gross operating profit of $1.7 million.

•	During Fiscal 2013, your management is implementing a new strategy to leverage SSI’s historical growth by pursuing cross-selling opportunities with our Systems multicomputer business.

WE URGE YOU TO PROTECT YOUR INVESTMENT IN CSP!

PLEASE COMPLETELY DISREGARD ANY PROXY MATERIALS
YOU RECEIVED FROM NORTH & WEBSTER OR SAMUEL KIDSTON.

PLEASE KNOW THAT YOUR VOTE IS EXTREMELY IMPORTANT,
NO MATTER HOW FEW SHARES OF CSP YOU OWN.

CSP’S ANNUAL MEETING IS SCHEDULED FOR TUESDAY FEBRUARY 12th.
THE TIME IS EXTREMELY SHORT.

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PLEASE VOTE YOUR CSP SHARES BY TELEPHONE OR INTERNET TODAY.
For your further convenience, if you have any questions or need any assistance with voting your shares, please contact The Proxy Advisory Group, LLC, who is assisting your Company in this matter.

For Proxy Voting Assistance, you may call toll-free at (888) 337-7799 or (888) 33-PROXY.

Your new CEO and his management team are committed to CSP’s continued improvement in financial performance, and the creation of sustainable long-term value for CSP stockholders.
We are optimistic about CSP’s future. Thank you very much for your support.

Sincerely,
/s/ Victor Dellovo
Chief Executive Officer CSP INC.

Sincerely,
/s/ C. Shelton James
Chairman of the Board CSP INC.

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